                                                                  Exhibit 11 (B)



                                    EXHIBIT
                       Computation of Earnings Per Share
                          Year Ended December 31, 1994


                                                           Assuming
                                            Primary     Full Dilution
                                          ------------  --------------
Weighted average common shares
 outstanding                               11,576,126      11,576,126
Other dilutive securities                      48,780       1,694,095
                                          -----------     -----------

Total shares outstanding for calculation   11,624,906      13,270,221
                                          ===========     ===========

Net loss - as reported                    $   571,000     $   571,000
Deduct:  Dividends on Cumulative
  Convertible Preferred Stock                 (62,000)        (62,000)
                                          -----------     -----------

Net income for calculation                $   509,000     $   509,000
                                          ===========     ===========

Net income per share                             $.04            $.04
                                          ===========     ===========
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